EXHIBIT 99.1

Maria Duey Joins Hooker Furniture Corp. Board of Directors

MARTINSVILLE, Va., March 11, 2021 (GLOBE NEWSWIRE) -- Maria Duey, a senior financial executive with over 20 years of experience in mergers and acquisitions and investor relations at publicly-traded global manufacturing companies, has joined the Board of Directors of Hooker Furniture Corporation (NASDAQ-GS:HOFT) based here.

Duey is currently CEO and founder of Leonine Advisory, a consulting firm specializing in strategic planning and mergers and acquisitions for middle-market companies. She previously spent 18 years at Masco Corp., a leading manufacturer of branded home improvement and building products, where she implemented and led investor relations strategy and managed and executed numerous acquisitions, divestitures and investments. She also served in a similar capacity for several years at automotive aftermarket company Horizon Global.

“Speaking for the entire Hooker Furniture Board of Directors, we are ecstatic to have Maria Duey join our Board,” said Paul B. Toms, Chairman of the HFC Board. “She brings a strong background in strategic planning, investor relations and mergers & acquisitions as well as experience in large multi-national consumer goods companies. We believe Maria offers a complementary skillset to our existing directors and is a good fit culturally. We’re grateful she chose to join our Board and know she will be a solid contributor.”

“Hooker Furnishings’ focus on high-quality home products across multiple and expanding distribution channels makes this an exciting time to join the Board,” said Duey, “especially with the company approaching its 100th anniversary. I’m honored to join this strong Board and to begin working with the company’s talented management team to help create value for all stakeholders.”

Duey, a Detroit-area resident, holds an MBA from the Kellogg School of Management at Northwestern University and an undergraduate degree from Michigan State University.

Based in Martinsville, Va., Hooker Furniture Corporation is ranked among the nation's largest publicly traded furniture sources and encompasses twelve distinct operating businesses. These brands include: Hooker Furniture, Hooker Upholstery, Bradington-Young, Sam Moore Furniture, Shenandoah Furniture, H Contract, Accentrics Home, Pulaski Furniture, Samuel Lawrence Furniture, Prime Resource International, Samuel Lawrence Hospitality and HMIdea. Hooker Furnishings Corporation's corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. Hooker Furnishings operates distribution centers in the United States, China, and Vietnam. The company's stock is listed on the Nasdaq Global Select Market under the symbol HOFT.

Contact: Paul Huckfeldt, Chief Financial Officer
Email: phuckfel@hookerfurnishings.com
Phone:   276-632-2133

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/20a4a243-31fa-4600-b5c1-ced343467311